Exhibit 3.1

Filed # C924-00
January 12, 2000
In the Office of
Dean Heller
Secretary of State
State of Nevada

                            ARTICLES OF INCORPORATION
                                       OF
                          OMNI ACQUISITION CORPORATION


     I.  The name of this corporation is OMNI ACQUISITION CORPORATION.

     II. The Resident Agent of this corporation for the transaction of business, until changed according to law, shall be the following:

                           Nevada Business Services
                           675 Fairview Dr. #246
                           Carson City, NV 89701

     III. This corporation may engage in any lawful activity or activities in Nevada and throughout the world.

     IV. The total authorized capital stock of this corporation is TWENTY-FIVE MILLION (25,000,000) shares, each share having $0.00l par value. All of the voting power of the capital stock of this corporation shall reside in the Common Stock. No capital stock of this corporation shall be subject to assessment and no holder of any share or shares shall have preemptive rights to subscribe to any or all issues of shares of other securities of this corporation.

     V. The directors, officers and stockholders of this corporation are indemnified from any personal liability for damages including costs of developing records, investigator fees and attorney fees, if any, for breach of fiduciary duty or civil suit as a director or officer, but does not eliminate or limit the liability for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of NRS 78.300.

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     VI.  The members of the governing board of this corporation shall be styled directors, and they shall be one in number until changed either by (1) an amendment to the Articles of Incorporation of this corporation, or (2) the adoption of By-Laws, and from time to time amendments thereto increasing or decreasing the number of directors, but in no case shall the number of directors be smaller than one or the number of stockholders, whichever shall be the least. The name and address of the person who is appointed to act as the first director of this corporation is as follows:

                           Greg Wilson
                           680 Rock Pointe Tower
                           316 W. Boone Ave.
                           Spokane, WA 99201


     VII.  This corporation is to have perpetual existence.

     VIII. The name and address of the first incorporator of this corporation is as follows:

                           Mary Ann Dickens
                           675 Fairview Dr. #246
                           Carson City, NV 8970l

     The powers of the incorporator are to terminate upon filing of these Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of OMNI ACQUISITION CORPORATION on this 12th day of January, 2000.



                                                       /s/  Mary Ann Dickens
                                                      ----------------------
                                                            Mary Ann Dickens
                                                            Incorporator